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Exhibit Number
99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
PRIVATE OFFERING OF SENIOR SUBORDINATED NOTES

        BRENTWOOD, Tenn. (December 3, 2004)—Community Health Systems, Inc. (NYSE: CYH) announced today that it has commenced with a private offering of $250 million aggregate principal amount of senior subordinated notes due 2012. The senior subordinated notes are being offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Community Health Systems intends to offer to exchange the unregistered notes for substantially identical registered senior subordinated notes.

        The senior subordinated notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933 and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or any other securities.

        Community Health Systems intends to use the net proceeds from the offering to repay borrowings under the revolving tranche of its senior secured credit facility, with any remaining proceeds being used to repay the term tranche of its senior secured credit facility.

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, Community Health Systems currently owns, leases or operates 71 hospitals in 22 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems are traded on the New York Stock Exchange under the symbol "CYH".

        This press release contains forward-looking statements regarding the ability of Community Health Systems to complete the offering and effectively use the proceeds thereof. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are the uncertainties relating to market conditions for corporate debt securities in general and these notes in particular. Readers are also referred to the documents filed by Community Health Systems with the Securities and Exchange Commission which identify important other risk factors and uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

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COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES PRIVATE OFFERING OF SENIOR SUBORDINATED NOTES